Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated July 6, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3K0

Principal Amount (in Specified Currency): $75,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: July 6, 2009

Original Issue Date: July 9, 2009

Stated Maturity Date: July 9, 2012

Initial Interest Rate: Three month LIBOR determined on July 7, 2009 plus 1.00%, accruing from July 9, 2009

Interest Payment Dates: October 9, 2009, January 11, 2010, April 9, 2010, July 9, 2010, October 12, 2010, January 10, 2011, April 11, 2011,
July 11, 2011, October 11, 2011, January 9, 2012, April 10, 2012
and the Stated Maturity Date

Net Proceeds to Issuer: $74,932,500

Agent's Discount or Commission: 0.09%

Agent: Banc of America Securities LLC
Agent's Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)


Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  3 month

Spread (+/-):  +1.00%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:  October 9, 2009
Interest Rate Reset Period:  Quarterly
Interest Reset Dates: October 9, 2009, January 11, 2010, April 9, 2010, July 9, 2010, October 12, 2010, January 10, 2011, April 11, 2011,
July 11, 2011, October 11, 2011, January 9, 2012 and April 10, 2012

Interest Rate Reset Cutoff Date:  N/A

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date: